SUTCLIFFE RESOURCES LTD.
420 – 625 Howe Street
Vancouver, BC V6C 2T6

February 5, 2003

David Fleming,     (“Vendor”)
5435 Paton Drive
Ladner, BC
V4K 2G4

Dear Sir:

Re:     Beale Lake Property

This Letter of Intent (the “Letter”) which remains open for signature until close of business February 5, 2003, shall set forth an offer which when accepted by you shall form the basis for a binding agreement between Sutcliffe Resources Ltd. (hereinafter referred to as “Sutcliffe”) and yourself (hereinafter referred to as the “Vendor”), subject to the terms and conditions hereinafter set forth.

1.

This Letter is entered into on the basis of representations and warranties made to Sutcliffe by the Vendor in respect of Property described in the legal descriptions as described in Schedule “A” and the Executive Summaries attached hereto as Schedule “F” (hereinafter collectively referred to as the “Property”), as follows:

a)

the Vendor is the legal and beneficial owner of 100% of the mineral rights and interest in and to the Property excluding the interests of the Canadian government, provincial and local authorities and has the absolute right and authority to enter into this Letter with Sutcliffe providing for the option and purchase of the Property;

	b)	the Vendor is a Canadian citizen residing at 5435 Paton Drive, Ladner, BC V4K 2G4;

	c)	the Vendor is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which he is subject or which apply to him;

	d)	the Vendor has full and absolute right, power and authority to enter into this Letter on the terms and conditions herein set forth, to carry out the

January 24, 2003	- 2 -

transactions contemplated hereby and to sell and transfer the legal and beneficial title and ownership of the Property as set forth herein;

e)

no consent or approval of or registration or declaration with any government or governmental authority of Canada or bureau, board or administrative agency, is required for the execution and delivery or performance by the Vendor, or to perfect the validity or enforceability against the Vendor, of this Letter;

f)	there have been no material adverse changes in the financial condition and position of the Property since the Executive Summary attached hereto;

g)

there is no action, suit, judgment, litigation, strike, labour disturbance, proceeding or investigation against or pending against or involving the Property which might result in any material adverse change in the assets, business or financial condition of the Property or result in any liability with respect to the Property;

h)	the Vendor is not in default or breach of any provision of any contract, agreement, lease, indenture or other instrument with respect to the Property;

i)

the Vendor has completed all commitments to the Property including the annual fee assessment to the provincial Ministry of Finance, and the Property remains in good standing as of the date of signing of this agreement;

j)

all facts relating to the Property and to their business, operations, assets or financial condition that are known, or which on reasonable inquiry ought to be known, to the Vendor and that are material to the business, operations, assets or financial condition of the Property have been disclosed to Sutcliffe;

k)

the Vendor has not entered into any non-competition or similar agreement or arrangement with any person, firm or corporation with respect to the Property other than as specifically disclosed to Sutcliffe;

l)	the execution and delivery by the Vendor of, and the performance by the Vendor of all his obligations under, this Letter does not and will not:

(i) violate any provisions of the constating documents of the Vendor;

January 24, 2003	- 3 -

		(ii)	result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, claim, charge, right of others upon or with respect to the Property.

2.	Sutcliffe covenants and agrees with the Vendor as follows:

a)

in consideration of the option to Sutcliffe of the Property, Sutcliffe will cause to be issued and delivered to the Vendor, on the closing of the transaction contemplated herein (the “Closing”), $7,500.00 followed by the underlying payment schedule.

Schedule of Payments

Date	Cash	Shares	Work Program
Within 7 business days of signature	$7,500	0	Commencing June 15, 2003 and completing no later than September 30, 2003 (Phase I)
the sooner of trading or September 30, 2003	$15,000	100,000 (upon trading)	Completion of Phases II and III prior to October 31, 2004
June 30, 2004	$17,500	50,000	$350,000 before October 31, 2005
June 30, 2005	$30,000	100,000	$400,000 before October 31, 2006
June 30, 2006	$50,000	100,000	$500,000 before October 31, 2007
CUMULATIVE TOTALS	$120,000	350,000	$1,550,000

Shares at deemed price of $0.15

Should a positive feasibility be completed and/or any commercial production attained, a bonus of 650,000 shares shall be payable to Fleming with 12 months of such event.

A finder’s fee is payable

A 2½% N.S.R. (net smelter royalty) is payable with a buyout for 1% of the 2.5 (or 40%) for 1.0 million.

An advance on Royalties of $20,000 per year, commencing October 1, 2008

b)

effective as of the Closing, Sutcliffe will provide for day to day exploration regarding the Property to be overviewed by Fleming and/or Durfeld in accordance with industry accepted standards and remuneration.

January 24, 2003	- 4 -

3.	The Vendor further represents and warrants that he has duly and properly located and recorded the mineral claims;

4.	As a condition precedent to the Closing,

	a)	With the assistance of the Vendor, Sutcliffe shall deliver or cause to be delivered the following items, the cost of which shall be borne out of the budgets set out in Schedule “B”:

(i)

an independent evaluation if necessary of the Property prepared by an accredited person in accordance with National Instrument 43-101 acceptable to the TSX Venture Exchange, confirming the merit of the Property, the cost of this report shall be paid from company funds, which report shall contain:

			(A)	a phased work program budget setting out at minimum, the expenditure of CDN $75,000 roughly set in Schedule “B”, and

			(B)	evidence of the expenditures of the Vendors to date;

		(ii)	a title opinion verifying title to the Property;

		(iii)	a written opinion, in a form satisfactory to our legal counsel, that all corporate steps have been taken to properly and validly effect the option of the Property to Sutcliffe;

	b)	Sutcliffe shall deliver or cause to be delivered to the Vendor:

		(i)	regulatory approval to the further issuance of cash and shares as specified in the outlined Schedule;

(ii)

this letter of intent or a formal agreement if necessary containing standard clauses inclusive of an area of interest clause constituting 3km from existing property boundaries unless otherwise mutually agreed to by the parties.

	c)	Sutcliffe shall have given the following representations and warranties:

		(i)	there are presently authorized, 100,000,000 common shares, and there are issued and outstanding 2,417,000 common shares, in the capital stock of Sutcliffe prior to financing;

January 24, 2003	- 5 -

	(ii)	Sutcliffe is not in breach of any laws, ordinances, statutes, regula- tions, by-laws, orders or decrees to which it is subject or which apply to it;

(iii)

the financial statements of Sutcliffe have been made available to the Vendor (the “Sutcliffe Financials”) and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with previous years (except as therein noted) and fairly and accurately reflect the business and financial position of Sutcliffe as of the date thereof and the results of its operations for the respective period or periods therein reported upon, and disclose no adverse facts not previously disclosed to the Vendor and, at the closing, there will have been no material adverse changes in the financial condition and position of Sutcliffe since the date of the Sutcliffe Financials save and except conclusion of the shares for debt disclosed to the Vendor;

(iv)

there is no action, suit, judgment, litigation, strike, labour disturbance, proceeding or investigation against or pending against or involving Sutcliffe which might result in any material adverse change in the assets, business or financial condition of Sutcliffe or result in any liability on the part of Sutcliffe;

(v)

all facts relating to Sutcliffe and to its business, operations, assets or financial condition that are known, or which on reasonable inquiry ought to be known, to Sutcliffe and that are material to the business, operations, assets or financial condition of Sutcliffe have been disclosed to the Vendor.

5.

The Closing shall take place within ten (10) business days of the date upon which all regulatory, shareholder and board of directors’ approvals required to give effect to this transaction are received.

6.

The Closing shall take place at the offices of Sutcliffe Resources Ltd., and on or before Closing, the Vendor shall use his best efforts to ensure the delivery to Sutcliffe of all documentation necessary to give effect to the true nature and intent of this Letter and of the sale and purchase of the Property and, without limiting the generality of the foregoing, shall ensure the delivery to Sutcliffe, of whatever documentation is necessary to effect the approval, if necessary, of the regulatory authorities having jurisdiction, to this transaction.

7.	This Letter and the option of the Property shall be interpreted in accordance with the laws of the Province of British Columbia and shall enure to the benefit of and

January 24, 2003	- 6 -

be binding upon the parties hereto, their respective heirs, administrators, successors and assigns, as the case may be.

8.

The Vendor hereby represents that it has read this Letter, that it has sought independent legal advice with respect to the contents herein and that it fully understands the terms and legal effect of this Letter.

9.

Sutcliffe will pay a finders fee on the Closing of this transaction which fee shall be the responsibility of Sutcliffe and will be calculated in accordance with TSX Venture Rules. No other fee or agency cost is payable.

10.	Each of the parties to this agreement shall bear their own costs to close the transaction with the possible cost of the 43-101 Report being borne by Sutcliffe out of its funds.

11.

This Letter and the Closing of this transaction may be subject to regulatory approval, shareholder approval, and Board of Director Approvals, and all news releases with respect to it must receive joint approval prior to dissemination.

12.

If, at any time up until completion of terms to be defined in the formal purchase agreement that Sutcliffe does not to continue with payment of advance royalties in cash or by way of common shares of Sutcliffe, title and option shall be relinquished to David Fleming unless mutually agreed to by the parties.

13.	All dollar figures are represented in Canadian currency.

If the foregoing accurately sets forth your understanding of our agreement, kindly sign this Letter where indicated below, which will then form a binding agreement between us, subject only to the terms and conditions aforesaid.

Yours very truly,

SUTCLIFFE RESOURCES LTD.

Per:	/s/ Laurence Stephenson	Per:	/s/ Glen Indra
	Authorized Signatory		Authorized Signatory

TERMS UNDERSTOOD AND AGREED TO AND THE WITHIN OFFER ACCEPTED THIS    5th    DAY OF February, 2003.

Per:	/s/ David Fleming
David Fleming

January 24, 2003	- 7 -

SCHEDULE A:

CLAIM SUMMARY

Claim Name	Number	NTS Map Sheet	Units	Expiry Date
BLT 1	374633	104I/14E	18	February 28, 2005
BLT 2	374634	104I/14E	18	February 28, 2005

All claims are registered in the name of David Fleming.

All claims occur within the Liard Mining Division.

January 24, 2003	- 8 -

SCHEDULE B: BUDGET, PHASES I, II AND III

PROPERTY: BEALE LAKE

PHASE 1

Data Preparation and Technical Work
(thin sections, airborne data, satellite imagery)	$10,000
Grid Establishment, Geochemical Sampling	35,000
Geological Mapping, Reconnaissance, and Report	30,000
$75,000

PHASE II
Follow-up Geology, IP Geophysics, Mapping, Reconnaissance
$75,000
$75,000

PHASE III
Trenching and/or Diamond Drilling	$150,000

N.B.	All phases are inclusive of mobilization, demobilization, air support (fixed wing and helicopter), camp and supplies.

January 24, 2003	- 9 -

SCHEDULE “C”

“Net Smelter Return” shall mean the aggregate proceeds received by the Optionee from time to time from any smelter or other purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced by and from the Property, whether in testing, partial production or full production, after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(a)	The cost of transportation of the ores, concentrates or metals from the Property to such smelter or other purchaser, including related insurance;

(b)	Smelting and refining charges including penalties; and

The Optionee shall reserve and pay to the Optionor a NSR equal to two point five (2.5%) percent of Net Smelter Return.

Payment of NSR payable to the Optionor hereunder shall be made quarterly within thirty (30) days after the end of each calendar quarter during which the Optionor receives Net Smelter Returns in U.S. dollars or in kind bullion at the discretion of the Optionor. Within sixty (60) days after the end of each calendar quarter for which the NSR are payable to the Optionor, the records relating to the calculation of NSR for such year shall be audited by the Optionee and any adjustments in the payments of NSR to the Optionor shall be made forthwith after completion of the audit.

All payments of NSR to the Optionor for a calendar year shall be deemed final and in full satisfaction of all obligations of the Optionee in respect thereof if such payments or the calculations thereof are not disputed by the Optionor within one hundred eighty (180) days after receipt by the Optionor of the same audited statement. The Optionee shall maintain accurate records relevant to the determination of the NSR and the Optionor, or its authorized agent, shall be permitted the right to examine such records at all reasonable times.

January 24, 2003	- 10 -

SCHEDULE “D”

For bonus share accounting, “Commercial Production” means the commercial exploitation of any Mineral Products from the Property or any part of the Property as a mine after a Product Program, but does not include milling for the purpose of testing or milling by a pilot plant for a total period of less than 30 days and to a maximum of 25,000 tonnes as allowed under a one time bulk sample BCMEMPR guideline, and will be deemed to have commenced

(i) if a plant is located on the Property, on the first day after the first period of (31) consecutive days during which Mineral Products have been produced from the Property, or

(ii) if no plant is located on the Property, on the first day of the first month that begins after the first 31 total days during which the Mineral Products have been shipped from the Property on a reasonably regular basis for the purpose of earning revenue.

January 24, 2003	- 11 -

SCHEDULE E

Beale Lake Property

Executive Summary

Introduction

Compilation of regional and historic property data has identified good potential for the discovery of an intrusion-related gold deposit in the Cry Lake region of northern British Columbia. A two square

Watson Lake
Yukon
British Columbia
Beale Lake Property
Dease Lake

kilometre area of Au, As +/- W, Bi, Ag, Sb, Pb, Cu and Zn vein and breccia mineralization was acquired by staking in February 2000. A preliminary field examination was conducted in September 2000.

Location and Access

The property is located 60 kilometres southeast of Cassiar, within the Cassiar mountain ranges of northern British Columbia (NTS 104 I/14E). A winter road from the Stewart-Cassiar highway passes within 12 kilometres of the project area. Current access is by helicopter or float plane 75 kilometres northeast from Dease Lake.

Geology

The Beale Lake property lies within metamorphosed and tectonized continental margin strata of the Devonian-Mississippian Kootenay Terrane. The claims are situated three kilometres northeast of the Early to mid-Cretaceous Cassiar batholith. Alteration and mineralization at Beale Lake may be related to a marginal phase of the batholith or an unrecognized intrusive suite of late Cretaceous or Tertiary age.

Mineralization

Two distinct styles of metasediment / metavolcanic-hosted gold mineralization have been identified to date. Low-sulphide, sheeted Au-As-W-Bi quartz veins were located over 250 metres of outcrop and float in the western project area. Grab sample assays returned up to 2.49 g/t Au, 3010 ppm W and 352 ppm Bi. Scattered, high-sulphide Au-Ag-As-Pb +/- Sb-Cu-Zn quartz veins and breccia, located up to 1800 metres farther east, assay up to 41.83 g/t Au and 840 ppm Ag.

Conclusions

The Beale Lake property is recently recognized and largely unexplored with good potential for the discovery of a multi-million ounce gold deposit analogous to those in the "Tintina Gold Belt" of eastern Alaska. A focussed regional exploration program is recommended for the evaluation of additional intrusion-related gold targets within the Cry Lake belt.

N
Legend
Area of siliceous hornfels in float
Area of sheeted to stockwork quartz veins
mineralization in outcrop
mineralization in float
vein attitude
ePd Early Permian foliated diorite
DMvs Dev-Miss metavolcanics, metasecs
2.47 g/t Au
2.90 g/t Au
17.14 g/t Au
DMv
DMs
ePd
11.60 g/t Au
2.49 g/t Au
3.09 g/t Au
41.83 g/t Au
1.83 g/t Au
2.59 g/t Au
Quartz-Sulphide-Scheelite Mineralization
Quartz-Base Metal Sulphide Mineralization
0
1500m

SUTCLIFFE RESOURCES LTD.
420 – 625 Howe Street
Vancouver, BC V6C 2T6

September 27, 2004

David Fleming,     (“Vendor”)
5435 Paton Drive
Ladner, BC
V4K 2G4

Dear Sir:

Re:     Beale Lake Property

This addendum to the Letter of Intent (the “Letter”) shall set forth an extension of the program completion time, outlined in the Letter and due to the regulatory process of one (1) year.

It further acknowledges that all cash payments have been made and the issuance of stock on trading has been prepared.

The revised Schedule of Payments is page 2 and the Work Phase Budgets are Page 3.

SUTCLIFFE RESOURCES LTD.

Per:	/s/ Laurence Stephenson	Per:	/s/ Glen Indra
	Authorized Signatory		Authorized Signatory

Per:	/s/ David Fleming
David Fleming

January 24, 2003	- 2 -

Schedule of Payments

Date	Cash	Shares	Work Program
Within 7 business days of signature	$7,500 completed	0	Commencing June 15, 2003 and completing no later than September 30, 2003 Assessment work completed
the sooner of trading or September 30, 2003	$15,000 completed		Success contingent, completion of Phases II and III prior to October 31, 2004 Changed to October 31 2005
June 30, 2004	$17,500 completed	150,000 (upon trading)	$350,000 before October 31, 2005 Changed to October 31 2006
June 30, 2005	$30,000	100,000	$400,000 before October 31, 2006 Changed to October 31 2007
June 30, 2006	$50,000	100,000	$500,000 before October 31, 2007 Changed to October 31 2008
CUMULATIVE TOTALS	$120,000	350,000	$1,550,000

Should a positive feasibility be completed and/or any commercial production attained, a bonus of 650,000 shares shall be payable to Fleming with 12 months of such event.

A 2½% N.S.R. (net smelter royalty) is payable with a buyout for 1% of the 2.5 (or 40%) for 1.0 million.

An advance on Royalties of $20,000 per year, commencing October 1, 2008 Changed to October 1 2009

January 24, 2003	- 3 -

SCHEDULE B: BUDGET, PHASES I, II AND III

PROPERTY: BEALE LAKE

PHASE 1

Data Preparation and Technical Work
(thin sections, airborne data, satellite imagery)	$10,000
Grid Establishment, Geochemical Sampling	35,000
Geological Mapping, Reconnaissance, and Report	30,000
$75,000

PHASE II
Follow-up Geology, IP Geophysics, Mapping, Reconnaissance
$75,000
$75,000

PHASE III
Trenching and/or Diamond Drilling	$150,000

N.B.	All phases are inclusive of mobilization, demobilization, air support (fixed wing and helicopter), camp and supplies.